Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into effective as of this 1st day of October, 2001 (the "Effective Date"), by and between NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), and Sterling K. Ainsworth, Ph.D. ("Executive"). Certain capitalized terms used in this Agreement have the meaning set forth in Paragraph 17 of this Agreement.

RECITALS

A. WHEREAS, Executive is currently employed by the Company; and

B. WHEREAS, the Company desires to secure the continued services of Executive as an employee of the Company, and to provide for certain compensation and benefit arrangements for Executive in the event of Executive's termination of employment under certain circumstances, and Executive is willing to enter into this Agreement and perform such services.

TERMS AND CONDITIONS

In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

1. Employment Services. The Company hereby agrees to engage Executive, and Executive hereby agrees to perform services for the Company, on the terms and conditions set forth in this Agreement. During the Employment Period (as defined below), the Company and Executive agree that Executive will serve as an executive officer of the Company in the position of President and Chief Scientific Officer with the duties, responsibilities and authority as set forth on Schedule A, or will have such other executive title and such other executive duties, responsibilities and authority as Executive and the Company may agree upon from time to time, and will perform such services of an executive and administrative character to the Company and its present or future Subsidiaries consistent with the duties of the Company's other executive officers, as the Company's Board of Directors (the "Board") may from time to time direct (the "Employment Services") or the Bylaws of the Company may provide. The Employment Services shall commence upon the Effective Date of this Agreement and terminate as provided in Paragraph 6 (the "Employment Period").

2. Performance.

(a) Executive shall report to the Board of Directors, and Executive shall devote his best efforts to the business and affairs of the Company and its Subsidiaries; provided, however, that upon prior agreement by the Board of Directors, and subject to the terms of this Agreement, Executive may engage in independent activities in areas unrelated to the Company's business or the Company's actual or demonstrably anticipated business; and provided, further, that no such independent activities shall materially detract from the essentially full time commitment of Executive to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and professional manner.

(b) Unless the Company and Executive otherwise agree, Executive shall perform the Employment Services at the Company's executive offices and traveling on business as Executive and the Company shall reasonably deem necessary.

3. Compensation.

(a) During the Employment Period, the Company will pay Executive for the Employment Services a base salary (the "Base Salary") at the annual rate of two hundred and sixty thousand dollars ($260,000) or such other increased rate as the compensation committee of the Board or Board committee performing equivalent functions (the "Compensation Committee") (or if the Board has no Compensation Committee at the time, then the Board) may designate from time to time, such salary to be paid at such periods as salary is paid to other executive officers of the Company. The Compensation Committee (or the Board, if applicable) shall review the Base Salary of the Executive at least annually on the anniversary of the Effective Date and may, in its sole discretion, increase (but not decrease) such Base Salary from time to time. Payment of the Base Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

(b) Executive may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executive, based upon Executive's and the Company's performance during each year of the Employment Period.

(c) The Executive shall be entitled to receive such stock options during the Employment Period as determined from time to time by the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board).

4. Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

5. Benefits. Executive shall be entitled to all fringe benefits offered by the Company and to participate in all of the Company's employee benefit programs both on the same basis as available to executives of the Company, and shall be entitled to such other benefits as may from time to time be made available to Executive. The Company shall use commercially reasonable best efforts to obtain and keep directors' and officers' liability insurance coverage in effect in an amount equivalent to that of a well-insured, similarly-situated company; provided, however, that the failure to obtain and keep such insurance in effect after the Company has exercised such commercially reasonable best efforts shall not be a breach of the Company's obligations under this Agreement. During the Employment Period, Executive shall be entitled to four weeks of paid vacation during each year of the Employment Period and may carry over up to four weeks of vacation from one year to the next succeeding year only.

6. Term and Termination.

(a) Except as otherwise provided in this Agreement, the Employment Period shall terminate upon the earlier of:

(i) Three years from the Effective Date hereof (the "Initial Term"); provided, however, that the Employment Period shall be extended by one year after the Initial Term and each year thereafter on the anniversary of the Effective Date of this Agreement (each such extension, a "Renewal Term") unless either Executive or the Board shall have given written notice to the other party no later than 180 days prior to the commencement of any Renewal Term of his or its desire to terminate the Employment Period on the date prior to the commencement of such Renewal Term;

(ii) Executive's incapacity or permanent disability (which in either case shall be deemed to occur only in the event Executive is unable to perform the Employment Services for 180 days in any 12-month period) or death;

(iii) termination by Executive voluntarily or for Good Reason (as defined below);

(iv) termination by the Company with or without Cause (as defined below).

(b) If (i) the Employment Period is terminated by the Company without Cause, (ii) the Company fails to renew this Agreement, or (iii) Executive resign for Good Reason, and provided that Executive has not breached the provisions of Paragraphs 9, 10, 12, 13, 14, or 16 hereof in a manner that could adversely affect the Company, the Company shall make the following payments to Executive within 15 days after the Termination Effective Date (as defined below), subject in each case to any applicable payroll or other taxes required to be withheld: (i) a lump sum amount equal to Executive's Base Salary based on Executive's Base Salary for the 12-month period immediately preceding the Termination Effective Date; and (ii) a lump sum amount in cash equal to any accrued but unpaid salary and bonus through the Termination Effective Date and unpaid salary with respect to any vacation days accrued but not taken as of the Termination Effective Date. In addition, under the circumstances specified in this Paragraph 6(b), all stock options granted to the Executive prior to October 1, 2001, that have not expired but otherwise would not be exercisable as of the Termination Effective Date because of vesting requirements, shall be deemed fully vested and shall become fully exercisable as of the Termination Effective Date under the terms of the applicable stock option plan under which such stock options originally were granted. At Executive's election, the Company shall continue to provide Executive medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to Executive and Executive's dependents covered thereby (including that Executive shall remain obligated to continue to pay any costs or expenses which Executive would otherwise be obligated to pay pursuant to such insurance or other protections provided pursuant to Paragraph 5 as in existence on the Termination Effective Date) until the first to occur of (i) the date of Executive's re-employment and subsequent opportunity to participate in any health insurance program with comparable coverage provided by such new employer, including without limitation, coverage with respect to any pre-existing conditions or (ii) eighteen months after such Termination Effective Date.

(c) If a Change of Control (as defined below) occurs or is anticipated, and (i) the Employment Period is terminated by the Company without Cause, (ii) Executive resigns for Good Reason, or (iii) the Company fails to renew this Agreement, and provided that Executive has not breached the provisions of Paragraphs 9, 10, 12, 13, 14, or 16 hereof in a manner that could adversely affect the Company, then the Company shall make the following payments to Executive within 15 days after the Termination Effective Date (as defined below), subject in each case to any applicable payroll or other taxes required to be withheld: (i) a lump sum amount equal to one hundred and fifty percent (150%) of Executive's Base Salary based on Executive's Base Salary for the 12-month period immediately preceding the Termination Effective Date; (ii) a lump sum amount in cash equal to any accrued but unpaid salary and bonus through the Termination Effective Date and unpaid salary with respect to any vacation days accrued but not taken as of the Termination Effective Date; and (iii) a lump sum amount equal to the greater of 100% of the prior year's bonus or 75% of the Executive's Base Salary, based on Executive's Base Salary for the 12-month period immediately preceding the Termination Effective Date. At Executive's election, the Company shall continue to provide Executive medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to Executive and Executive's dependents covered thereby (including that Executive shall remain obligated to continue to pay any costs or expenses which Executive would otherwise be obligated to pay pursuant to such insurance or other protections provided pursuant to Paragraph 5 as in existence on the date of such termination) until the first to occur of (i) the date of Executive's re-employment and subsequent opportunity to participate in any health insurance program with comparable coverage provided by such new employer, including without limitation, coverage with respect to any pre-existing conditions or (ii) eighteen months after such Termination Effective Date.

(d) Except as provided in Paragraphs 6(b) or (c), upon termination of the Employment Period, Executive shall be entitled to receive only (i) accrued but unpaid salary and bonus through the date of such termination and (ii) unpaid salary with respect to any vacation days accrued but not taken as of the date of such termination.

(e) For purposes of this Agreement, "Cause" shall mean (i) the conviction (or plea of nolo contendere) of a felony or a crime involving moral turpitude or the commission of any other act which has an adverse effect on the Company and which involves dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, (ii) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, including, without limitation, such conduct resulting from repeated acts of alcohol or drug abuse, (iii) continued failure by Executive to substantially perform his duties as reasonably directed by the Board for a period of 15 days after the Board has made a written demand for substantial performance which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (iv) gross negligence or misconduct not in good faith with respect to the Company or any of its Subsidiaries that materially and adversely affects the Company, or (v) any other material breach of this Agreement which is not cured within 15 days after Executive's receipt of written notice thereof.

(f) For purposes of this Agreement, termination of the Employment Period by Executive for "Good Reason" shall mean termination by Executive (i) within 90 days after Executive has been assigned, without Executive's consent, to any duties substantially inconsistent with Executive's position, duties, responsibilities or status with the Company as contemplated in Paragraph 1 of this Agreement; (ii) in anticipation of or following a Change of Control, upon failure of the Company to pay Executive an annual bonus equal to the average amount of such annual bonus paid to Executive during the three fiscal years of the Company immediately preceding the year in which the Change of Control occurs; (iii) following a reduction of Executive's Base Salary in anticipation of or following a Change of Control; (iv) if Executive is required to regularly perform the duties of Executive's employment more than 50 miles from Boulder, Colorado; or (v) upon a material breach of this Agreement by the Company which is not cured within 30 days after the Company's receipt of written notice thereof. Executive shall provide written notice to the Company of any and all grounds that Executive alleges constitute "Good Reason" and the Company shall have 30 days after receipt of such written notice to cure any such alleged grounds for "Good Reason". If, following the expiration of such 30 day period, Executive still believes that "Good Reason" exists for Executive's termination of Employment, the provisions of Paragraph 7 shall apply.

(g) For purposes of this Agreement, a "Change of Control" shall mean (i) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have (directly or indirectly) at least an 80% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, (ii) the acquisition by any person, together with all affiliates and associates of such person, of beneficial ownership of securities of the Company that represent twenty five percent (25%) or more of the outstanding voting securities of the Company, other than an acquisition of newly-issued voting securities directly from the Company in a single transaction or series of related transactions as a result of which the holders of the Company's voting securities immediately prior to the consummation of such transaction or series of related transactions continue to hold securities representing a majority of the voting power of all of the Company's outstanding voting securities, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (v) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or an accumulation, directly or indirectly, by any person or group (other than the Company, any Subsidiary, or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, or any trustee of such plan acting as trustee) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, the members of the Board immediately prior to the first public announcement relating to such event shall thereafter cease to constitute a majority of the Board, or (vi) as a result of, or in connection with, any proxy or consent solicitation or contested election, one or more members of the Board are elected in opposition to the nominees of the Board.

(h) Promptly (but in any event within 20 days) following any termination of the Employment Period, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Internal Revenue Code (the "Code"), received or to be received by Executive in connection with the termination of Executive's employment (whether payable pursuant to the terms of this Agreement or otherwise). At the same time, the Company shall advise Executive of the portion of such payments or benefits which constitute parachute payments within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 and the expected amount of such taxes (such payments or benefits being hereinafter referred to as "Parachute Payments").

(i) Notwithstanding the provisions of Paragraph 6(c) hereof, if all or any portion of the payments or benefits provided under Paragraph 6(c) either alone or together with other payments or benefits which Executive has received or is then entitled to receive from the Company and any of its Subsidiaries would constitute Parachute Payments, such payments or benefits provided to Executive under Paragraph 6(c) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, Executive's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" for purposes of this Paragraph 6(i) shall mean the sum of (i) the total amount payable to Executive under Paragraph 6(c) hereof, plus (ii) all other payments and benefits which Executive has received or is then entitle to receive from the Company and any of its subsidiaries that would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the Termination Date), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

For purposes of this Paragraph 6(i), Executive's base amount, the present value of the Parachute Payments, the amount of the excise tax and all other appropriate matters shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Executive, provided, however, that the applicable federal rate used for the purposes of calculating the present value of the Parachute Payments shall be the federal rate in effect on the date of this Agreement.

7. Notice of Certain Termination. In the event that either (i) the Company shall terminate Executive for Cause or (ii) Executive shall terminate for Good Reason, then any such termination shall be communicated by written notice to the other party hereto. Any such notice shall specify (x) the effective date of termination of the Employment Period, which, except as otherwise provided in Paragraph 6(f), shall not be more than 30 days after the date the notice is delivered (the "Termination Effective Date") and (y) in reasonable detail the facts and circumstances underlying a determination that the termination is for Cause or for Good Reason, as the case may be. If within 15 days after any notice of termination of Executive for Cause by the Company is given, or if within 15 days after the Company's 30 day cure period under Paragraph 6(f) has expired, the party receiving such notice notifies the other party that a good faith dispute exists concerning the characterization of the termination, the Termination Effective Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by binding arbitration conducted pursuant to the rules of the American Arbitration Association. Notwithstanding the pendency of any such dispute, the Company shall continue Executive and Executive's dependents as participants in all medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection plans of the Company in which Executive and Executive's dependents were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Benefits provided under this Paragraph 7 are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce any other amounts due under, this Agreement.

8. Insurance. The Company may, at its election and for its benefit, insure Executive against accidental death, and Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

9. Non-disclosure of Confidential Information.

(a) Unless Executive first secures written consent from the Company pursuant to procedures implemented by Company after the date hereof, Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined in Paragraph 17) except to the extent Executive reasonably believes is necessary to disclose or use such Confidential Information in performing the Employment Services. Executive further agrees that Executive will use Executive's commercial best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss and theft, including, without limitation, causing recipients of Confidential Information to enter into non-disclosure agreements with the Company. Subject to the provisions of Paragraphs 10 and 13, nothing herein shall be construed to prevent Executive from using Executive's general knowledge and skill after termination of this agreement, whether Executive acquired such knowledge or skill before or during the Employment Period.

(b) In the event the Company has entered into confidentiality agreements with third parties (not including Company employees) which contain provisions different from those set forth in this Agreement, Executive agrees, in addition to the provisions of Paragraph 9(a), to comply with any such different provisions of which Executive is notified by the Company.

10. Company Ownership of Intellectual Property. Executive hereby assigns to the Company all right, title and interest in and to all Intellectual Property (as defined in Paragraph 17) contributed to or conceived or made by Executive during the Employment Period and prior to the Employment Period during the period Executive was employed by or engaged in research or development activities for or with the Company or its predecessors and affiliates (whether alone or jointly with others) to the extent such Intellectual Property is not owned by the Company as a matter of law. Executive shall promptly and fully communicate to the Company all Intellectual Property conceived, contributed to or made by Executive and shall cooperate with the Company to protect the Company's interests in such Intellectual Property including, without limitation, providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by the Company, even if such request occurs after the Employment Period. The Company shall pay Executive's reasonable expenses of cooperating with the Company in protecting the Company's interests in such Intellectual Property unless the subject matter of the requested cooperation is related to actions taken or failed to be taken by Executive wrongfully or otherwise not in good faith.

11. Executive's Rights. Paragraph 10 of this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated material research or development, or (b) the invention results from any work performed by Executive for the Company.

12. Return of Materials. Upon Termination of the Employment Period, or at any time reasonable requested by the Company, Executive shall promptly deliver to the Company all copies of Confidential Information in Executive's possession and control, including written records, manuals, lab notebooks, customer and supplier lists and all other materials containing any Confidential Information. If the Company requests, Executive shall provide written confirmation that Executive has returned all such materials. Subject to the provisions of this Agreement, including, without limitation, Paragraph 11, notwithstanding anything in this Agreement to the contrary, upon termination of the Employment Period, the Company, at Executive's request, shall promptly return to Executive any equipment or other materials owned by Executive then being used by or then in the possession of the Company.

13. Non-Competition. Executive acknowledges and agrees that Executive is considered to be part of the professional, managerial and executive staff of the Company whose duties include the formulation and execution of management policy, and that in the course of Executive's duties, Executive is permitted access to Intellectual Property, which includes, among other things, trade secrets of the Company that the Company seeks to protect from dissemination and disclosure. Executive acknowledges and agrees that during the Employment Period and for a period of five years thereafter (the "Non-compete Period"), Executive will not, without the prior written consent of the Company, directly or indirectly, provide products or services substantially similar to the Employment Services to any business or entity that provides or offers or demonstrably plans to provide or offer, products or services that (i) are the same as or substantially similar to the products or services provided by the Company at any time during the Employment Period, (ii) relate to the Company's Intellectual Property (whether the Company acquired such Intellectual Property pursuant to this Agreement or otherwise), or (iii) relate to any subject matter of the Company's actual or demonstrably anticipated material research and development during the Employment Period, including without limitation, taxol, taxanes and any other compounds, within any geographical area in which the Company or any of its subsidiaries provide or plan to provide such products or services.

14. Non-Solicitation. Executive acknowledges and agrees that during the Non-compete Period, Executive will not (a) solicit, induce or attempt to induce, directly or indirectly, any employee of the Company to leave the employment of the Company to work for Executive or for any other person, firm or corporation or (b) hire any employee of the Company.

15. Acknowledgment of Reasonableness. Executive acknowledges and agrees that the limitations set forth in Paragraphs 13 and 14 are reasonable with respect to scope, duration and geographic area and are properly required for the protection of the legitimate business interest of the Company.

16. Further Assistance. During the Non-compete Period, Executive will not make any disclosure or other communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from doing business with the Company or otherwise have a negative impact or adverse effect on the Company, except to the extent such disclosure is required by law. During the Non-compete Period, Executive will provide assistance reasonably requested by the Company in connection with actions taken by Executive during the Employment Period, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Employment Period, provided that the Company shall reimburse all reasonable expenses (including without limitation, reasonable loss of compensation from other sources resulting from such assistance during normal business hours).

17. Certain Definitions.

"Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement (the "Exchange Act Rules"), and "Beneficial Ownership" has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act Rules.

"Confidential Information" means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by Executive during the Employment Period and prior to the Employment Period during the period Executive was employed by or engaged in research or development activities for or with the Company or its predecessors and affiliates or that relates to the business, products, services, customers, research or development of the Company, its Subsidiaries, its Affiliates, or third parties with whom the Company, its Subsidiaries or its Affiliates does business or from whom the Company or its Affiliates receives information. Confidential Information shall not include any information that (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality, as evidenced by written records or documents; or (ii) was rightfully received by Executive on a non-confidential basis from a third party (provided that such third party is not known to Executive to be bound by a confidentiality agreement with the Company or another party), as evidenced by written records or documents.

"Intellectual Property" means any idea, invention, design, development, device, method or process (whether or not patentable or reduced to practice or including Confidential Information) and all related patents and patent applications, any copyrightable work or mask work (whether or not including Confidential Information) and all related registrations and applications for registration, and all other proprietary rights.

"Subsidiaries" means any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

18. Executive Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

19. Company Representations. The Company hereby represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound, and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

20. Severability and Modification. If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement. If the scope of any provision in this Agreement is found to be broad to permit enforcement of such provision to its full extent, Executive consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

21. Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) when delivered if given in person or by telegram, three days after being mailed by first class registered or certified mail, return receipt requested, postage prepaid, or one day after being sent prepaid via reputable overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice; provided, however, that notice of change of address shall be effective only upon receipt):

Notices to Executive

Sterling K. Ainsworth, Ph.D.

c/o NaPro BioTherapeutics, Inc.

6304 Spine Road, Unit A

Boulder, Colorado 80301

Notices to Company

NaPro BioTherapeutics, Inc.

6304 Spine Road, Unit A

Boulder, Colorado 80301

Attn VP, General Counsel

22. Entire Agreement. This Agreement contains the entire agreement between parties with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such subject matter.

23. Governing Law. All questions concerning the construction, validity and interpretations of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

24. Survival. Paragraphs 6, 9, 10, 11, 12, 13, 14 and 16 and any other provision of this Agreement which by its terms could survive termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

25. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

26. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive's obligations under this Agreement be delegated or transferred by Executive, nor shall Executive's rights be subject to encumbrance or to the claims of Executive's creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Executive's spouse or beneficiary as expressly set forth herein.

27. Remedies. Except as otherwise provided in this Agreement, (i) each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled and (ii) disputes under this Agreement not finally resolved in writing by the parties within sixty days after one party gives notice in good faith to the other party that a bona fide dispute exists shall be resolved pursuant to binding arbitration conducted in Denver, Colorado in accordance with the rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to have its costs and expenses (including reasonable attorney's fees and expenses) relating to such arbitration paid by the other party if the arbitrator(s) conducting such arbitration so determine. Notwithstanding the foregoing, the parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party in any suit shall be entitled to recover reasonable attorneys fees and costs from the other party.

28. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

29. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

30. Notification of Subsequent Employer. Executive agrees that the Company may present a copy of this Agreement to any third party.

31. UNDERSTAND AGREEMENT. EXECUTIVE REPRESENTS AND WARRANTS THAT (a) EXECUTIVE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT, (b) EXECUTIVE HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF EXECUTIVE'S CHOICE, OTHER THAN COUNSEL TO THE COMPANY (WHO IS NOT REPRESENTING THE EXECUTIVE), IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT, (c) EXECUTIVE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS EXECUTIVE HAS ASKED HAVE BEEN ANSWERED TO EXECUTIVE'S SATISFACTION, AND (d) EXECUTIVE HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EXECUTIVE

/s/

Sterling K. Ainsworth, Ph.D.

NAPRO BIOTHERAPEUTICS, INC.

By:       /s/

Gordon Link, Vice President and Chief Financial Officer